                                                                   Exhibit 4.144

                           TECHNICAL SUPPORT AGREEMENT

THIS TECHNICAL SUPPORT AGREEMENT ("this Agreement") is entered into on this 1st day of January, 2007 by and between Hangzhou Bianfeng Networking Co., Ltd. ("Party A"), a company organized and existing under the laws of the People's Republic of China (the "PRC"), and Shanda Computer (Shanghai) Co., Ltd., ("Party B"), a wholly foreign-owned enterprise organized and existing under the laws of the PRC. Each of Party A and Party B shall hereinafter individually be referred to as a "Party" and collectively as the "Parties".

WHEREAS, Party A engages in such business as the operating, developing and marketing of online games in PRC (the "Business") and Party B possesses expertise and resources on technology involved in the Business. Party A intends to retain Party B to provide relevant technical support service with respect to the Business ("Technical Support Service"), and Party B is willing to accept such retaining pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, the Parties hereby agree as follows.

ARTICLE 1 SERVICE AND PAYMENT

1.   Party A Hereby:

A. appoints Party B, effective as of the date of this Agreement, as the provider of Technical Support Service relating to the Business as agreed by the Parties from time to time; and

B. agrees to pay Party B a Service Fee, on a quarterly basis, within three (3) months of the last day of each quarter. The amount of said quarterly Service Fee shall be decided according to the technical support services provided by Party B upon request of Party A, and shall be calculated in accordance with the days and personnel involved in the technical support service in the quarter elapsed. A discount of 88% shall apply to the Service Fee payable by Party A under this Agreement. In addition to the Service Fee, Party A shall reimburse Party B for reasonable out of pocket costs Party B incurs in connection with providing the technical support services under this Agreement, including but not limited to, business trip costs, accommodation and meal costs, transportation and telecommunication expenses.

     The Service Fee shall be calculated using the following formula: service fee =

                           Technical Support Agreement

     (service fee of different employee per day described in the Schedule A x number of business days) x 88% + other reasonable out of pocket costs.

     If Party A is not satisfactory to the services provided by Party B in the relevant period and requests deduction of related Service Fee, or the actual fee paid by Party A is higher than the Service Fee payable under this Agreement, Party A shall, upon mutual agreement between the Parties, have to right to deduct the corresponding amount from the next payment of Service Fee payable by Party A to Party B.

2. Party B agrees to provide the services listed in Schedule B hereof as requested by Party A.

3. Unless otherwise agreed by Party B in writing, Party A shall not retain any third party to provide the services listed in Schedule B hereof.

ARTICLE 2 TERM, TERMINATION AND SURVIVAL

1. Term. This Agreement shall be effective upon execution hereof by authorized representatives of the Parties and shall remain effective for a period of one (1) year, which will be automatically renewed for another one (1) year upon expiry of each term unless Party B notifies Party A of its intention not to renew thirty (30) days before the current term expires. Party A shall not terminate this Agreement within the term of this Agreement.

2. No Further Obligations. Upon termination of this Agreement, Party B shall have no further obligation to render any Technical Support Service hereunder.

3. Survival. Termination of this Agreement shall be without prejudice to any obligation by one Party to the other Party which shall have accrued prior to such termination.

ARTICLE 3 MISCELLANEOUS

1 Entire Agreement. This Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings or arrangements, oral or written, between the parties hereto with respect to the subject matter hereof

2 Amendment. No variation of or supplement to this Agreement shall be effective unless the Parties have agreed in writing and have respectively obtained the required authorizations and approvals (including an approval from the audit committee or other independent institution, which has been established under the Sarbanes--Oxley Act

                           Technical Support Agreement

     the NASDAQ Rules, of the board of directors of Shanda Interactive Entertainment Limited, Party B's overseas holding company).

3 Waiver. Any waiver on the part of any Party hereto of any rights or interests under this Agreement shall not constitute the waiver of any other right or interest or any subsequent waiver of such right or interest. The failure of any Party at any time to require performance of any provision of this Agreement shall not affect the right of such Party to require full performance thereof at any time thereafter.

4 Assignment; Obligations of Transferees. This Agreement shall be binding upon the Parties hereto and their respective successors and permitted transferees and assigns. Without the prior written consent of the other Party hereto, neither Party shall assign or transfer any rights or obligations that it may have under this Agreement.

5 Governing Law. The execution, interpretation, performance and termination of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

6 Notice. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Any such communication may be delivered by hand, airmail, facsimile or established courier service to the Party's address specified below or at such other address as such Party notifies to the other Party from time to time, and will be effective upon receipt (if a communication is delivered by facsimile, the time of the receipt of the facsimile shall be the time when the sender receives a confirmed transmittal receipt).

     For Party A:

     Hangzhou Bianfeng Networking Co., Ltd.
     Address: Floor 18, 160 Tianmushan Road, Hangzhou, Zhejiang
     Attention: _______________
     Fax: 50504740

     For Party B:

     Shanda Computer (Shanghai) Co., Ltd.,
     Address: No.208 Juli Road, Road, Pudong New Area, Shanghai
     Attention: _______________
     Fax: 50504740

7 Severability. The invalidity, illegality or unenforceability of any provision of this

                           Technical Support Agreement

     Agreement shall not affect the validity, legality or enforceability of any other provision. This Agreement shall continue in full force and effect except for any such invalid, illegal or unenforceable provision.

8 Headings. The headings throughout this Agreement are for convenience only and are not intended to limit or be used in the interpretation of the provisions of this Agreement.

9 Language and Counterparts. This Agreement is entered into the language of Chinese. This Agreement and any amendment hereto may be executed by the Parties in separate counterparts, each and all of which shall be original and all of which together shall constitute one and the same instrument.

10 Dispute Resolution. All disputes arising from the execution of, or in connection with this Agreement shall be settled through amicable consultation between the Parties. If no settlement can be reached through consultation, the dispute shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) Shanghai Commission for arbitration, in accordance with its arbitration rules then in effect. There shall be three arbitrators. The arbitration shall be held in Shanghai. The language of the arbitration shall be Chinese. The arbitral award shall be final and binding on both Parties. The costs of the arbitration shall be borne by the losing Party, unless the arbitration award stipulates otherwise.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

     [Remainder of the page intentionally left blank]

                           Technical Support Agreement

[Execution Page]

Party A: Hangzhou Bianfeng Networking Co., Ltd.
(Seal)


-------------------------------------
Authorized representative


Party B: Shanda Computer (Shanghai) Co., Ltd.
(Seal)


-------------------------------------
Authorized representative

SCHEDULE A

      EMPLOYEE        SERVICE FEE PER DAY
      --------        -------------------
Technician Director          16000
     Engineer                11000
    Technician                8000
 General Employee             5800

SCHEDULE B

                    TECHNICAL SUPPORT SERVICE TO BE PROVIDED

Technical Support Service to be provided by Party B to Party A shall be as follows subject to the regulation of applicable laws:

1. Maintenance of relevant networking and equipments such as servers, switches and firewall;

2.   Consulting services on the Internet security

3.   Maintenance of billing system

4.   Maintenance of online payment system

5.   Maintenance of user service platform

6. Development and maintenance of internal office automatization and ERP system

7.   Supervision and maintenance of internal computers and networking equipments


                                       ii